Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 23, 2015 and March 27, 2014 with respect to the financial statements of Trillium Therapeutics Inc. (formerly Stem Cell Therapeutics Corp.) in the Amendment No. 2 to the Registration Statement on Form F-1 for the registration of common shares and Series II Non-Voting Convertible First Preferred Shares of Trillium Therapeutics Inc.

/s/ Ernst & Young LLP
Toronto, Canada	Chartered Professional Accountants
March 30, 2015	Licensed Public Accountants